EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

	Jurisdiction	Holder of
Name	Of Incorporation/Organization	Outstanding Stock

BancorpSouth Bank	Mississippi	BancorpSouth, Inc.

Personal Finance Corporation	Mississippi	BancorpSouth Bank

Century Credit Life Insurance Company	Mississippi	BancorpSouth Bank

BancorpSouth Insurance Services, Inc.	Mississippi	BancorpSouth Bank

BancorpSouth Insurance Services of Alabama, Inc.	Alabama	BancorpSouth Bank

BancorpSouth Investment Services, Inc.	Mississippi	BancorpSouth Bank

BancorpSouth Municipal Development Corporation	Arkansas	BancorpSouth Bank

BancorpSouth Capital Trust I	Delaware	BancorpSouth, Inc.